Exhibit 99.1

For Information
Brent A. Collins
303-861-8140
FOR IMMEDIATE RELEASE

SM ENERGY ANNOUNCES PORTFOLIO
RATIONALIZATION PLANS

 DENVER, August 23, 2010 – SM Energy Company (NYSE: SM) announces today that it is planning to raise at least $300 to $500 million through divestitures of non-strategic assets and/or joint venture agreements over the next 12 months, including the following potential transactions.

Part of the planned activities include the potential sale or joint venture of the Company’s roughly 43,000 net acre Marcellus shale position in McKean and Potter counties, Pennsylvania.  Bank of America Merrill Lynch has been engaged to market these assets.  SM Energy also announces today that its second Marcellus well in McKean County, the Potato Creek 3H, began producing to sales in early August at a facility constrained initial gas production rate of over 7 MMCFE/D.

The Company has also engaged Albrecht & Associates to market a package of non-core, primarily proved developed properties, with a goal of completing a transaction by the end of 2010.  Current production associated with this package as it is currently configured is 13 MMCFE/D.

Tony Best, President and CEO, commented, “Our goal is to continue to refine our portfolio in a manner that optimizes value for our stockholders.  A key element in support of that goal will be divesting non-strategic assets and/or entering into joint ventures to fund the development of our core resource play opportunities.”

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections. The words “plan,” “will,” and “expect” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause SM Energy’s actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the volatility and level of oil and natural gas prices, the uncertain nature of the expected benefits from the divestiture or joint venture of oil and gas properties, the ability to close announced divestitures or joint venture of oil and gas properties, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the availability of debt and equity financing for purchasers of oil and gas properties, and other such matters discussed in the “Risk Factors” section of SM Energy’s 2009 Annual Report on Form 10-K and subsequent quarterly reports filed on Form 10-Q.  Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY

SM Energy Company, formerly named St. Mary Land & Exploration Company, is an independent energy company engaged in the exploration, exploitation, development, acquisition, and production of natural gas and crude oil. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at sm-energy.com.